Exhibit 99.1

Global Interactive Technologies, Inc. Announces 1-for-20 Reverse Stock Split

Seoul, Korea, (January 22, 2025) (ACCESSWIRE) - - Global Interactive Technologies, Inc. (Nasdaq: GITS) (“Global Interactive” or the “Company”), a media-tech company and creator of FANTOO, an all-in-one social media experience connecting k-culture fans globally, today announced that it will effect a 1-for-20 reverse stock split (“Reverse Stock Split”) of its issued and outstanding shares of common stock, par value $0.0001 per share (“Common Stock”). The Reverse Stock Split will become effective at 12:01am, Eastern Time, on January 27, 2025. At such time, each 20 shares of issued and outstanding Common Stock will automatically be reclassified into one new share of Common Stock. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split will be entitled to a cash payment in lieu thereof.

Global Interactive’s Common Stock will continue to trade on The Nasdaq Capital Market (“Nasdaq”) under the existing symbol “GITS” and will begin trading on a split-adjusted basis when the market opens on January 27, 2025. The new CUSIP number for the Common Stock following the Reverse Stock Split will be 411292204.

The Reverse Stock Split is primarily intended to bring the Company into compliance with the $1.00 minimum bid price requirement in order to maintain its listing on Nasdaq. There is no guarantee the Company will meet the minimum bid price requirement.

The Company’s board of directors approved a reverse stock split of 1-for-20 shares at their November 20, 2024 board meeting. The Company’s shareholders approved a reverse stock split of up to 1-for-20 shares on December 30, 2024.

About Global Interactive Technologies, Inc.

Global Interactive Technologies, Inc., is the creator of the engaging and innovative social media platform, “FANTOO” FANTOO connects users around the world that share similar interests by providing distinctive service offerings, technologies, applications, and websites. Through FANTOO, we provide a global multi-media platform for our users to interact with other like-minded users, to share their appreciation of various types of entertainment and cultures, create their own content, enjoy other users’ content, engage in commerce, and experience a “fandom” community we believe is unlike any other. For more information, please visit www.hanryuholdings.biz.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s current expectations. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, risks and uncertainties related to the satisfaction of customary closing conditions related to anticipated acquisitions, or factors that result in changes to the Company’s anticipated results of operations related to acquisitions. These and other risks and uncertainties are described more fully in the section captioned “Risk Factors” in the Company’s public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Contact

Taehoon Kim
ktn@hanryuholdings.biz

Source: Global Interactive Technologies, Inc.